BROWN-FORMAN
2013 OMNIBUS COMPENSATION PLAN
RESTRICTED STOCK AWARD AGREEMENT

SUMMARY
Participant:
Award Date:	July 23, 2015
Performance Period	May 1, 2015 through April 30, 2018
Share Calculation Date:	As soon as practicable following the Performance Period
Restriction Ending Date:	April 30, 2019
Target Dollar Award:	$
Class of Shares:	Brown-Forman Corporation Class A Common
Award Date Price per Share:	$

THIS AWARD, effective as of the Award Date set forth above, represents a grant of Class A Common Restricted Stock by Brown-Forman Corporation, a Delaware corporation (the “Company”), under the Company’s 2013 Omnibus Compensation Plan (the “Plan”) to the Company employee named above (“Participant”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.

1. Award. The Plan Administrator shall designate a Target Dollar Award amount for each Participant within 90 days of the beginning of the Performance Period, and shall designate one or more performance measures as set forth in Article 8 of the Plan (“Performance Measures”) for the Performance Period. In arriving at a Target Dollar Award, the Plan Administrator has the right, but not the requirement, to solicit input from the Participant as to the target dollars to be delivered as Restricted Stock. Shortly after the end of the Performance Period, the Target Dollar Award will be adjusted for actual performance against the approved Performance Measures, which shall never be less than one-half nor more than one-and-one-half times the Target Dollar Award (the “Adjusted Dollars”), and the Adjusted Dollars will be converted into shares of Class A Common Restricted Stock by dividing the Adjusted Dollars by the Award Date Price per Share, rounding up to the next whole share (the “Initial Calculation of Restricted Shares”). The number of shares of Restricted Stock issuable to the Participant under this Award shall then be increased by a number of shares of Restricted Stock equivalent in value to the dividends that would have been payable on the Initial Calculation of Restricted Shares in fiscal years two and three of the Performance Period, calculated using the Award Date Price per Share, rounding up to the next whole share. Restricted Stock shall be issued in the name of the Participant, legended with the appropriate restriction, and held in escrow by the Company or its agent. Upon the vesting of the Restricted Stock, and the satisfaction of applicable withholding requirements under federal, state, local and foreign law, the Company shall issue or cause to be delivered to the participant one or more unlegended stock certificates in respect of such Restricted Stock.

2. Term; Vesting. The term of this Award is for a period of four years from the first day of the Performance Period of the Award. The Participant must remain continuously employed by the Company for a period of four fiscal years beginning with the fiscal year of the Award and extending through the Restriction Ending Date in order to be considered vested in the Award, except as provided in Section 3 below. Assuming continued employment, following the Restriction Ending Date the restrictions will be removed and the unrestricted vested shares shall be delivered to the Participant.

3. Termination of Employment. In the event the Participant does not remain continuously employed by the Company until the Restriction Ending Date, the following rules will apply:
3.1 Retirement. “Retirement” means termination of employment, with the consent of the Company, on or after reaching age 55 with at least five (5) full years of service, or on or after reaching age 65 with any service. If the Participant terminates employment by reason of Retirement, the Performance Period and Share Calculation Date will remain unaffected; except that the Participant will not be required to remain employed following his or her Retirement date in order to receive the delivery of the shares hereunder; provided, however, that if the Participant terminates employment by reason of Retirement during fiscal 2016, the Target Dollar Award of this Award shall be prorated based upon the number of whole months worked during fiscal 2016 prior to Retirement (out of a 12 month year), with any unearned portion of the Award being immediately canceled and forfeited. Notwithstanding any other provision of this Award, the number of shares of the Company’s Class A Common Stock represented by this Award which are to be delivered pursuant to this Section 3.1 (with the number of shares to be delivered calculated under the applicable provisions of this Award) shall be delivered to the Participant within sixty (60) days of the end of the Performance Period (or if the Retirement date shall occur following the end of the Performance Period, within sixty (60) days of the Retirement date), with the delivery date within such period to be determined by the Company in its sole discretion. Any Participant who is entitled to receive the delivery of the shares pursuant to this Section 3.1 and who is also eligible to receive a cash severance payment from the Company shall, as a condition of receiving the shares which are to be delivered pursuant to this Section 3.1 and such cash severance payment, be required to execute a general release waiving all claims, if any, arising from the Participant’s employment or termination from employment that such Participant may have against the Company and its employees, agents and affiliates.
3.2 Death/Disability. If the Participant dies or terminates employment due to Disability (“Disability” to be determined by the Plan Administrator in its sole discretion in accordance with Section 2.16 of the Plan), the Adjusted Dollars shall equal the Target Dollar Award, the Award shall vest immediately, and the number of shares of the Company’s Class A Common Stock represented by this Award shall be delivered to the Participant’s beneficiary(ies) within thirty (30) days of the Participant’s death or termination of employment due to Disability, with the delivery date within such period to be determined by the Company in its sole discretion; provided, however, that if the Participant dies or terminates employment due to Disability during fiscal 2016, the Target Dollar Award of this Award shall be prorated based upon the number of whole months worked during fiscal 2016 prior to death/termination due to Disability (out of a 12 month year), with any unearned portion being immediately canceled and forfeited.
3.3 Voluntary Termination, Involuntary Termination for Cause, Involuntary Termination for Poor Performance. The full amount of the Award shall be immediately forfeited to the Company, without compensation to the Participant, in the event of the Participant’s voluntary termination, involuntary termination for Cause (as such term is defined in the Plan), or involuntary termination for poor performance (as determined by the Plan Administrator in its sole discretion) prior to the Restriction Ending Date.
3.4. Involuntary Termination – “No Fault”. If the Participant’s employment is involuntarily terminated with “no fault” on the part of the Participant (as determined by the Plan Administrator in its sole discretion), the Performance Period and Share Calculation Date will remain unaffected; except that the Participant will not be required to remain employed following his or her “no fault” termination in order to receive the delivery of the shares hereunder; provided, however, that if the Participant’s employment is involuntarily terminated with “no fault” on the part of the Participant during fiscal 2016, the Target Dollar Award of this Award shall be prorated based upon the number of months worked during fiscal 2016 prior to termination (out of a 12 month year), with any unearned portion being immediately canceled and forfeited. Notwithstanding any other provision of this Award, the number of shares of the Company’s Class A Common Stock represented by this Award which are to be delivered pursuant to this Section 3.4 (with the number of shares to be delivered calculated under the applicable provisions of this Award) shall be delivered to the Participant within sixty (60) days of the end of the Performance Period (or if the “no fault” termination date shall occur following the end of the Performance Period, within sixty (60) days of the “no fault” termination date), with the delivery date within such period to be determined by the Company in its sole discretion. Any Participant who is entitled to receive the delivery of the shares pursuant to this Section 3.4 and who is also eligible to receive a cash severance payment from the Company shall, as a condition of receiving the shares which are to be delivered pursuant to this Section 3.4 and such cash severance payment, be required to execute a general release waiving all claims, if any, arising from the Participant’s employment or termination from employment that such Participant may have against the Company and its employees, agents and affiliates.
3.5 Termination for any Other Reasons. Unless otherwise determined by the Plan Administrator, in its sole discretion, if the Participant’s employment terminates for any reason other than those set out in items 3.1, 3.2, 3.3 or 3.4 above or item 4 below prior to the Restriction Ending Date, the full amount of the Award shall be immediately forfeited to the Company, without compensation to the Participant. Notwithstanding the foregoing, if the Plan Administrator determines to accelerate the Restriction Ending Date for any Award upon the Participant’s termination of employment, the delivery date of any Shares will be a date within sixty (60) days following the Participant’s termination of employment, with the delivery date within such period to be determined by the Company in its sole discretion.

4. Change in Control. Upon the occurrence of a Change in Control, as defined in the Plan, Awards shall be treated in accordance with Article 11 of the Plan; provided however, that in the event a termination without Cause or by Constructive Discharge (with the circumstances constituting a Constructive Discharge to be determined by the Plan Administrator in its discretion at or prior to a Change of Control) following a Change of Control occurs during fiscal 2016 (including what would have been such fiscal year in the absence of the Change in Control, “Fiscal 2016”), the Target Value Dollar Award of this Award shall be prorated based upon the number of whole months worked during Fiscal 2016 prior to termination (out of a 12 month year), with any unearned portion being immediately canceled and forfeited.

5. Rights as a Stockholder. During the Performance Period prior to the issuance of Restricted Stock, the Participant has no rights as a stockholder (including, but not limited to, the right to receive regular quarterly dividends or dividend equivalents). However, following the issuance of Restricted Stock after the end of the Performance Period, the Participant will have the same stockholder rights as other holders of Class A Common Stock except that vesting and the right to sell the shares is restricted as provided herein. Dividends (or dividend equivalents) are payable to the Participant following the issuance of Restricted Stock after the end of the Performance Period prior to the Restriction Ending Date, unless the payment of such dividends creates issues (as determined by the Plan Administrator) under any IRS or SEC regulations including IRC Section 162(m), in which case they will be accrued and paid out at the time the underlying Restricted Stock becomes free of restrictions (or at such later date as the Plan Administrator determines such issues are no longer present).

6. Restrictions on Transfer. Prior to the Restriction Ending Date and the removal of the restrictions on the Shares, this Award and the Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

7. Recapitalization. If there is any change in the Company’s Shares through the declaration of stock dividends, a recapitalization, stock splits, or through merger, consolidation, exchange of Shares, or otherwise, or in the event of an extraordinary dividend or other corporate transaction, the Plan Administrator shall adjust the number and class of Shares, as well as the Award Price per Share, subject to this Award (including by making a different kind or class of securities subject to the Award), or take other action pursuant to Section 4.4 of the Plan, to prevent dilution or enlargement of the Participant’s rights.

8. Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Award is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when delivered during the Participant’s lifetime to the Company at its executive offices, addressed to the attention of the Compensation Department in Louisville, Kentucky.

9. Continuation of Employment. This Award shall not confer upon the Participant any right to continued employment by the Company, nor shall this Award interfere in any way with the Company’s right to terminate the Participant’s employment at any time. A transfer of the Participant’s employment between the Company and any of its subsidiaries, or between any divisions or subsidiaries of the Company shall not be deemed a termination of employment.

10. Miscellaneous.

A)
This Award and the Participant’s rights under it are subject to all the terms and conditions of the Plan and this Restricted Stock Award Agreement, as they may be amended from time to time, as well as to such rules as the Plan Administrator may adopt. The Plan Administrator may impose such restrictions on this Award as it may deem advisable, including, without limitation, restrictions under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares. The Restricted Stock shall be subject to the requirements that, if at any time the Plan Administrator shall determine that (i) the listing, registration or qualification of Class A Common Stock subject or related thereto upon any securities exchange or under any federal or state law, or (ii) the consent or approval of any governmental body, or (iii) an agreement by the Participant with respect to the disposition of shares of Class A Common Stock is necessary or desirable as a condition of, or in connection with, the delivery or purchase of shares pursuant thereto, then in such event, the grant of Restricted Stock shall not be effective unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Plan Administrator.

The Plan Administrator may administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award, all of which shall be binding upon the Participant.

B)    Subject to the provisions of the Plan, the Board of Directors may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights under this Award, without the written consent of the Participant. This Agreement may not be modified, amended or waived except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

C)    The Company may deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any exercise of the Participant’s rights under this Award.

The Participant may remit sufficient cash to the Company to satisfy the withholding requirement or the Participant may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having an aggregate Fair Market Value, on the date the tax is to be determined, equal to the minimum amount required to be withheld. Such elections shall be irrevocable, shall be in writing, and shall be signed by the Participant before the day that the transaction becomes taxable.

D)    The Participant agrees to take all steps necessary to comply with all applicable Federal and state securities law in exercising his or her rights under this Award.

E)    This Award shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

F)    The Company’s obligations under the Plan and this Award shall bind any successor to the Company, whether succession results from a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

G)    To the extent not preempted by Federal law, this Award shall be governed by, and construed in accordance with, the laws of the State of Delaware.

H)
At all times when IRC Section 162(m) applies, all Awards to Designated Executive Officers shall comply with its requirements, unless the Plan Administrator determines that compliance is not desired or necessary for any Award or Awards. To that end, the Plan Administrator may make such adjustments it deems appropriate for a specific Award or Awards, except that a performance-based Award cannot be replaced by a non-performance-based Award if performance goals are not achieved.

I)
The parties acknowledge and agree that, to the extent applicable, this Award shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A of the Code and the Treasury Regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Award to the contrary, in the event that the Company determines that any compensation or benefits payable or provided under this Award may be subject to Section 409A of the Code, the Company may adopt such limited amendments to this Award and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Award from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Award or (ii) comply with the requirements of Section 409A of the Code.

Notwithstanding any other provision of this Award, to the extent the issuance of the Restricted Stock represented by this Award following the Performance Period does not qualify as a “short term deferral” pursuant to Section 1.409A-1(b)(4) (or any other exception to Section 409A) and is treated as non-qualified deferred compensation subject to Section 409A of the Code, then (a) no delivery of such shares shall be made upon a Participant’s termination of employment unless such termination of employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations and (b) if the Participant is deemed at the time of his termination of employment to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed delivery of the shares to which the Participant is entitled under this Award, and which is deliverable to the Participant due to his or her termination of employment, is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such delivery of shares shall not be made to the Participant prior to the earlier of (x) the expiration of the six-month period measured from the date of the Participant’s “separation from service” with the Company (as such term is defined in Section 1.409A-1(h) of the Treasury Regulations) or (y) the date of the Participant’s death. The determination of whether the Participant is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Section 1.409A-1(i) of the Treasury Regulations and any successor provision thereto).

Although the Company intends to take such actions so as to allow the Award to avoid adverse tax treatment pursuant to Section 409A of the Code and otherwise, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on the Participant.

J)    This Award is subject to the terms of the Plan and Administrative Guidelines promulgated under it from time to time. In the event of a conflict between this document and the Plan, the Plan document as well as any determinations made by the Plan Administrator as authorized by the Plan document, shall govern.

K)	The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

L)
THIS AWARD IS SUBJECT TO THE BROWN-FORMAN CORPORATION INCENTIVE COMPENSATION RECOUPMENT POLICY. BY EXECUTION HEREOF, THE UNDERSIGNED ACKNOWLEDGES THAT HE OR SHE HAS BEEN PROVIDED WITH A COPY OF SUCH INCENTIVE COMPENSATION RECOUPMENT POLICY AND UNDERSTANDS THE TERMS AND CONDITIONS THEREOF.

IN WITNESS WHEREOF, the Company has executed this Award effective as of the Grant Date set forth above.

BROWN-FORMAN CORPORATION

By:        Kirsten Hawley
Senior Vice President,
Chief Human Resources Officer

2016 Form